Exhibit 99.1

           EDGAR(R) ONLINE(R) FIRST QUARTER SUBSCRIPTIONS INCREASE 18%

               Company Receives Initial Contracts for I-Metrix(TM)

    SOUTH NORWALK, Conn., May 3 /PRNewswire-FirstCall/ -- EDGAR(R) Online(R), Inc. (Nasdaq: EDGR), a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals, today reported that subscriptions increased 18% and total revenues grew 11% for the first quarter of 2005 compared to the first quarter of 2004. Since inception, the Company's subscription revenues, which consist of billings for EDGAR Online Pro and EDGAR Online Access, have grown incrementally each quarter.

    Total revenue increased to $3.5 million for the quarter ended March 31, 2005, compared to $3.1 million for the same period last year. Revenue growth was driven by increases in subscriptions and data sales. Deferred revenue increased 33% to $3.1 million in the first quarter of 2005, compared to $2.3 million in the first quarter of 2004. Deferred revenues, which are included in current liabilities, represent amounts already billed to customers that will be recognized as revenue in future quarters.

    Susan Strausberg, EDGAR Online's president and CEO, said, "Since the release of the I-Metrix suite of XBRL (eXtensible Business Reporting Language) products less than two weeks ago, we have already signed three contracts with a total annual value of $55,200. We believe these initial sales bode well for the future success of I-Metrix Professional, I-Metrix Architect and EDGAR Online Pro. EDGAR Online Pro, which gives users SEC filing information, full search capabilities, corporate profiles, charting, insider and institutional ownership, IPO data, global reports, and a host of other features, was included in all of the I-Metrix contracts. The combination of I-Metrix and EDGAR Online Pro gives our customers a comprehensive suite of products at a competitive price point."

    Gross margins increased to 86% for the first quarter of 2005, compared to 85% for both the previous quarter and the first quarter of 2004. EDGAR Online expects gross margins to remain between 85% and 90% going forward.

    Operating loss was ($960,000), or ($0.04) per share, for the first quarter of 2005, compared to an operating loss of ($863,000), or ($0.05) for the same quarter last year. Net loss for the first quarter was ($944,000), or ($0.04) per share, compared to a net loss of ($861,000), or ($0.05) per share in the prior year. The increase in operating and net losses from the prior year reflects the Company's continued increases in development and sales and marketing expenses associated with the new XBRL product initiatives.

    Greg Adams, EDGAR Online's chief operating officer and CFO said, "Over the past four months, we have doubled the size of our sales force to aggressively market our new and existing product offerings. The investment that we've made in the development of XBRL technology has given EDGAR Online the potential to take a large share of a rapidly growing market. We believe that our customers and shareholders will reap the benefits of our hard work."

    At March 31, 2005, cash totaled $4.0 million compared to $4.7 million at December 31, 2004. In addition, EDGAR Online received approximately $4.2 million in proceeds from the exercise of its public warrants (NASDAQ: EDGRW) prior to the April 28, 2005 redemption date. The Company has no debt other than normal operating payables and accrued expenses.

                              KEY FINANCIAL METRICS
                    (in thousands, except per share amounts)

                                              1Q'05           1Q'04
                                           ------------    ------------
Seat-based Subscriptions                   $      1,899    $      1,605
Data Sales                                        1,241           1,162
Technical Services                                  230             206
Advertising and E-commerce                          133             173
Total Revenues                             $      3,503    $      3,146

Net Loss                                   $       (944)   $       (861)
Other (Income)/Expense, net                         (16)             (2)
Operating Loss                             $       (960)   $       (863)
Amortization and Depreciation                       476             596
EBITDA                                     $       (484)   $       (267)

Net Loss per share                         $      (0.04)   $      (0.05)
EBITDA per share                           $      (0.02)   $      (0.02)

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") has adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses that are not indicative of our core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

    First Quarter Conference Call Reminder
    EDGAR Online will hold its quarterly conference call to review results for the first quarter ended March 31, 2005 today, Tuesday, May 3, 2005, at 5:00 p.m. EDT. Susan Strausberg, president and CEO, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (800) 938-0653 (toll-free for domestic callers) or (973) 935-2408 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/ . Investors also have the option of calling (877) 519-4471 (domestic) or (973) 341-3080 (international), conference ID 5994353, for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. EDT May 3, 2005.

    About EDGAR(R) Online(R), Inc.
    EDGAR Online, Inc. (Nasdaq: EDGR), http://www.edgar-online.com , is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and
(x) changes in our business strategies. EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                             FINANCIAL TABLES FOLLOW

                               EDGAR Online, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31
                                              ----------------------------
                                                      (unaudited)
                                                  2005            2004
                                              ------------    ------------
Revenues:
  Seat-based subscriptions                    $      1,899    $      1,605
  Data sales                                         1,241           1,162
  Technical services                                   230             206
  Advertising and e-commerce                           133             173
Total revenues                                       3,503           3,146

Total cost of sales                                    494             485

Gross profit                                         3,009           2,661

Sales and marketing                                    963             625
Product development                                    548             393
General and administrative                           1,982           1,910
Amortization and depreciation                          476             596
Total operating expenses                             3,969           3,524

  Operating loss                                      (960)           (863)

Other income, net                                       16               2

  Net loss                                    $       (944)   $       (861)

Weighted average shares outstanding - basic
 and diluted                                        21,568          16,992

Net loss per share - basic and diluted        $      (0.04)   $      (0.05)

                               EDGAR Online, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                March 31,     December 31,
                                                  2005            2004
                                              ------------    ------------
                                              (unaudited)
                Assets

Cash and short term investments               $      4,025    $      4,678
Accounts receivable, net                             2,567           1,895
Other assets                                           332             329
    Total current assets                             6,924           6,902

Property and equipment, net                          1,114           1,138
Goodwill                                             2,189           2,189
Intangible assets, net                               7,624           7,936
Other assets                                           667             441
    Total assets                              $     18,518    $     18,606

  Liabilities and Stockholders' Equity

Accounts payable and accrued expenses         $      1,274    $      1,612
Deferred revenues                                    3,075           2,581
    Total current liabilities                        4,349           4,193

Stockholders' equity:

Common stock                                           231             226
Treasury stock                                      (1,881)         (1,881)
Additional paid-in capital                          63,073          62,378
Accumulated deficit                                (47,254)        (46,310)
    Total stockholders' equity                      14,169          14,413

    Total liabilities and stockholders'
     equity                                   $     18,518    $     18,606

     CONTACT:  Greg Adams
               COO and CFO
               EDGAR Online, Inc.
               (203) 852-5666 gadams@edgar-online.com

SOURCE  EDGAR Online, Inc.
    -0-                             05/03/2005
    /CONTACT: Greg Adams, COO and CFO, EDGAR Online, Inc., +1-203-852-5666, gadams@edgar-online.com/
    /Web site:  http://www.edgar-online.com
                http://www.edgar-online.com/investor /